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                                                                       EXHIBIT 8




                                 July 1, 1996



Gateway Industries, Inc.
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c/o Marsel Mirror & Glass Products, Inc.
101-01 Foster Avenue
Brooklyn, New York  11236

                                 Re:  Federal Income Tax Consequences --
                                 of Gateway Rights Offering
                                 ----------------------------------

Dear Sirs:

          You have requested our opinion on certain federal income tax consequences of Gateway Industries, Inc. Rights Offering pursuant to the Registration Statement on Form S-2 (Registration No. 333-4163), filed by Gateway Industries, Inc. with the Securities and Exchange Commission on July 1, 1996, as amended (the "Registration Statement"). Capitalized terms not otherwise defined have the meanings given to them in the Registration Statement.

          In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts and information contained in the Registration Statement. Our opinion is conditioned on the accuracy of those facts and information.

          In our explanation, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the documents. We have also assumed the Rights Offering will be consummated in accordance with the Registration Statement.

          The tax consequences of the Rights Offering under state, local and foreign law are not discussed. Moreover, special considerations may apply to certain taxpayers, such as financial institutions, broker-dealers, life insurance companies and tax-exempt organizations. Our opinion is limited to persons who have held the Common Stock, and will hold the Rights and any Common Stock acquired upon the exercise of Rights as capital assets
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(generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986 (the "Code").

          In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and other authorities we have considered relevant. We caution that statutes, regulations, judicial opinions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect its conclusions, and because we have not been engaged by you to do so, we do not assume any obligation to update or supplement this opinion to reflect changes by any legal authorities.

             Based upon and subject to the foregoing, our opinion is:

          1. A Holder of shares of Common Stock will not recognize taxable income for federal income tax purposes in connection with the receipt of the Rights. Code (S) 305(a), (d)(1); Rev. Rul. 72-71, 1972-1 C.B. 99, 100.

          2. Except as provided in the following sentence, the basis of the Rights received by a Holder as a distribution with respect to such Holder's shares of Common Stock will be zero. Code (S)307(b)(1); Treas. Reg. (S)1.307-2. If, however, either (i) the fair market value of the Rights on the date of Distribution is 15% or more of the fair market value (on the date of Distribution) of the shares of Common Stock with respect to which they are received or (ii) the Holder properly elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the adjusted basis of the shares of Common Stock to the Rights, then upon exercise or sale of the Rights, the Holder's basis in the shares of Common Stock will be allocated between the shares of Common Stock and the Rights in proportion to the fair market values of each on the date of Distribution. Code
(S)307(a)-(b); Treas. Reg. (S)1.307-1 to -2; Rev. Rul. 72-71, 1972-1 C.B. 99,
100.

          3. The holding period of a Holder with respect to the Rights received as a distribution on that Holder's shares of Common Stock will include the Holder's holding period for the shares of Common stock with respect to which the Rights were issued. Code (S)1223(5); Treas. Reg. (S)1.1223-1(e); Rev. Rul. 72-71, 1972-1 C.B. 99, 100.

          4. In the case of a Holder who purchases Rights, the tax basis of those Rights will be equal to the purchase price paid therefor. Code (S)1012. The holding period for those Rights will commence on the day following the trade date. Rev. Rul. 70-598,
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1970-2 C.B. 168.

          5. A Holder who sells the Rights received in the Distribution prior to exercise will recognize gain or loss equal to the difference between the amount realized on the sale and that Holder's adjusted basis (if any) in the Rights sold. Code (S)1001; Rev. Rul. 72-71, 1972-1 C.B. 99, 100.

          6. Any gain or loss recognized by a Holder on the sale of Rights received in the Distribution will be capital gain or loss, if gain or loss from a sale of shares of Common Stock held by that Holder would be characterized as capital gain or loss at the time of sale. Code (S)1234(a)(1).

          7. Any gain of loss recognized on a sale of Rights acquired by purchase will be capital gain or loss if shares of Common Stock would be a capital asset in the hands of the Holder. Code (S)1234(a)(1); Rev. Rule. 78-182, 1978-1 C.B. 265, 266.

          8. Capital gain or loss will be classified as short-term if the Holder's holding period in the Rights is 1 year or less and long-term if the Holder's holding period in the Rights is 1 year or less and long-term if the Holder's holding period in the Rights is more than 1 year. Code (S)1222(1)-(4).

          9. A Holder that allows Rights received at the Distribution to lapse will not recognize loss because allocation of basis from the basis of the shares of Common Stock will be made to the Rights only if those Rights are exercised or sold. See Rev. Rul. 74-501, 1974-2 C.B. 98; Rev. Rul. 72-71, 1972-1 C.B. 99,
100; cf. code (S)1234(a)(1)-(2); Treas. Reg. (S)1.1234-1(b).

          10. A Holder, who is a purchaser of the Rights, will be entitled to a loss equal to the Holder's adjusted tax basis in the Rights, if these Rights expire unexercised. Code (S)1234A; Treas. Reg. (S)1.1234-1(b); Code (S)1001(a)-
(b). Because by their terms the Rights will expire thirty days after the date of Distribution, any loss recognized on the expiration of the Rights acquired by purchase will be a short-term capital loss if shares of Common Stock would be a capital asset in the hands of the purchaser. Code (S)1234(a)(1).

          11. A Holder will not recognize any gain or loss upon the exercise of Rights. Code (S)305(a); Rev. Rul. 72-71, 1972-1 C.B. 99, 100.


          12. The basis of the shares of Common Stock acquired through exercise of the Rights will be equal to the sum of the Subscription Price paid therefor and the Holder's basis in the exercised Rights, if any. See Treas. Reg.
(S)1.307-1(b); Rev. Rul. 78-182, 1978-1 C.B. 265, 266.
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          13.  A Holder's holding period for the shares of Common Stock acquired through exercise of the Rights will begin on the date the Rights are exercised. Code (S)1223(6).

          14. The sale of shares of Common Stock will result in the recognition of gain or loss to the Holder in an amount equal to the difference between the amount realized on the sale and the Holder's adjusted basis in the shares of Common Stock. code (S)1001(a)-(b).

          15. Gain or loss on the sale of the shares of Common Stock will be classified as short-term capital gain or loss, if the Holder's holding period in the shares of Common Stock is 1 year or less and long-term capital gain or loss if the Holder's holding period in the Rights is more than 1 year. Code
(S)1222(1)-(4).

          Except as expressly set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of Gateway Industries, Inc. Rights Offering.

          We are furnishing this opinion to you solely in connection with Gateway Industries, Inc. Rights Offering. We consent to the reference to us under the heading "Certain Federal Income Tax Consequences" and to the filing of this opinion as an exhibit to the Registration Statement. This opinion is solely for you and your Holders' benefit and may not be relied upon by other persons without our express prior written permission.


                                 GREENBERGER & FORMAN


                                   By: /S/ Robert W. Forman
                                      ----------------------
                                       Robert W. Forman